Exhibit 99.1

CAPGEMINI

Press relations:

Christel Lerouge

Tel: +33 1 47 54 50 71

Investors’ relations:

Vincent Biraud

Tel: +33 1 47 54 50 87

IGATE

Salil Ravindran

Tel.: +1 510 298 8400

Capgemini completes the acquisition of

US-based IGATE Corporation

Paris, July 1st, 2015 – Capgemini, one of the world’s foremost providers of consulting, technology and outsourcing services, today announced that it has completed the acquisition of IGATE Corporation. IGATE Corporation is a prominent technology and services company headquartered in New Jersey with 2014 revenues of $1.3 billion. The transaction is expected to be accretive to Capgemini normalized Earnings Per Share (EPS)1 by at least 12% in 2016 and 16% in 2017.

Paul Hermelin, Chairman and CEO of Capgemini, said: “This acquisition represents a major step in Capgemini’s history. With IGATE, our operations in North America have taken a new dimension and are now our largest market in revenues. Our combined operations in India have now reached the size to compete at par with the world leaders in our industry. It will also benefit our customers by taking further our industrialization and innovation initiatives. On behalf of our group, I’m glad to welcome the 31,000 people of IGATE to Capgemini”.

Pursuant to the terms of the Merger Agreement, announced on April 27, 2015, IGATE Corporation became the indirect wholly owned subsidiary of Capgemini and each issued and outstanding share of IGATE Corporation common stock (other than shares of IGATE Corporation common stock owned as treasury stock or by Capgemini) was converted into the right to receive $48.00 in cash, without interest. As a result of the acquisition, IGATE Corporation shares will cease trading, and will be delisted from, the NASDAQ Global Select Market.

About Capgemini

With more than 145,000 people in over 40 countries, Capgemini is one of the world’s foremost providers of consulting, technology and outsourcing services. The Group reported 2014 global revenues of EUR 10,573 million. Together with its clients, Capgemini creates and delivers business and technology solutions that fit their needs and drive the results they want. A deeply multicultural organization, Capgemini has developed its own way of working, the Collaborative Business ExperienceTM, and draws on Rightshore®, its worldwide delivery model.

[1]	Adjusted for the impact of restructuring costs and amortization of intangible assets acquired through business combinations net of tax

Forward-Looking Statements

This press release contains forward-looking statements under the federal securities laws. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. We can give no assurance that any future results discussed in these statements will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, and any such forward-looking statements are qualified in their entirety to the cautionary statements contained in this press release. Cap Gemini is under no duty to update forward-looking statements and expressly disclaims any obligation to do so.